EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings for the First Quarter of 2008, Up 6 Percent From the First Quarter of 2007

 * Net income totals $501 thousand for the first quarter of 2008 compared to $474 thousand during the first quarter of 2007
 * Sonabank opens a branch and a drive through in Leesburg,
   Virginia bringing its total to eight branches

CHARLOTTESVILLE, Va., April 17, 2008 (PRIME NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, N. A., announced today that net income for the quarter ended March 31, 2008 was $501 thousand compared to $474 thousand during the quarter ended March 31, 2007. Income before taxes for the quarter ended March 31, 2008 was $677 thousand compared to $474 thousand during the quarter ended March 31, 2007 as we did not incur tax expense in the first quarter of 2007.

Net interest income was $2.9 million for the first quarter of 2008, compared to $2.5 million for the first quarter of 2007. Net interest income after provision for loan losses was $2.7 million for the first quarter of 2008, compared to $2.2 million for the first quarter of 2007. The net interest margin was 3.28% in the quarter ended March 31, 2008, compared to 3.75% in the quarter ended March 31, 2007. The decline in the net interest margin was largely attributable to the prime rate cuts of 200 basis points which accompanied the Fed's reductions in its Fed Funds target rate. Also contributing to the decline is the increased opportunity cost associated with owning bank owned life insurance (BOLI). The average outstanding BOLI balance was $12.9 million for the first quarter of 2008 compared to $2.1 million for the first quarter of 2007. We estimate that this reduced the net interest margin by 12 basis points during the first quarter of 2008 and 2 basis points during 2007.

Noninterest income was $346 thousand during the first quarter of 2008, compared to $141 thousand during the same quarter of 2007. 20% of the growth was accounted for by the growth in account maintenance and deposit service fees. Bank owned life insurance income increased during the first quarter of 2008 to $145 thousand compared to $24 thousand for the first quarter of 2007. Gain on other real estate owned in the first quarter of 2008 was $25 thousand while no such gain was recorded in the first quarter of 2007.

Noninterest expense was $2.4 million for the first quarter of 2008 compared to $1.9 million for the first quarter of 2007. The increase is due to write-downs of our Other Real Estate Owned (OREO) in the amount of $200 thousand, a full quarter of expenses for our Warrenton branch which opened in April 2007 and two months of expenses for our Leesburg branch which opened in February 2008.

Total assets of Southern National Bancorp of Virginia were $400.5 million as of March 31, 2008 up from $377.3 million as of December 31, 2007. Net loans receivable grew from $257.9 million at the end of 2007 to $271.2 million at March 31, 2008. Loan originations for the quarter ended March 31, 2008 totaled $21.3 million.

Southern National Bancorp of Virginia's allowance for loan losses was $3.9 million at March 31, 2008 compared to $3.5 million at December 31, 2007 and as a percentage of total loans at March 31, 2008 was 1.40%, up from 1.33% at the end of 2007.

Loan Portfolio

The composition of our loan portfolio consists of the following at March 31, 2008 and December 31, 2007:

                                   March 31, 2008     December 31, 2007
                                   --------------     -----------------
  Mortgage loans on real estate:
     Commercial                         $ 89,737              $ 84,099
     Construction, residential             5,522                 6,133
     Other construction, land and
      other loans                         53,999                47,428
     Residential 1-4 family               58,032                51,862
     Multi- family residential             8,598                 8,273
     Home equity lines of credit           8,268                 8,428
                                   --------------     -----------------
      Total real estate loans            224,156               206,223

  Commercial loans                        49,084                53,208

  Consumer loans                           2,348                 2,476
                                   --------------     -----------------
       Gross loans                       275,588               261,907

  Less unearned income on loans             (503)                 (500)
                                   --------------     -----------------
  Loans, net of unearned income        $ 275,085             $ 261,407
                                   ==============     =================

Nonperforming assets decreased from $4.0 million at December 31, 2007 to $3.8 million at March 31, 2008. We have internal loan review and a loan committee which provide on-going monitoring to identify and address issues with problem loans. We believe the allowance for loan losses is sufficient to cover probable incurred credit losses at March 31, 2008.

At the end of last quarter we reported that Sonabank had one residential property in OREO and two for which foreclosure was pending. The one property in OREO at year end has been sold at a small profit. One of the other properties has been foreclosed upon, and we are actively marketing the property. The foreclosure on the third property was delayed by a last minute bankruptcy filing on which the stay has been lifted.

The bulk of our OREO balance continues to be comprised of one property, which contains 33 finished 2 to 4 acre lots in Culpeper. We took a deed in lieu of foreclosure in June 2007. There are no new developments on that property. It is worth noting that those lots were originally under contract to a very large regional builder for $230,000 per lot. We have written them down to approximately 42% of that level based on new market data.

The Securities Portfolio

Investment securities, available for sale and held to maturity, were $76.1 million at March 31, 2008 compared to $75.0 million at December 31, 2007.

At March 31, 2008 the securities portfolio (held to maturity and available for sale) was comprised of the following:

  * $19.7 million of 15 and 20 year Fannie Mae and Freddie Mac pass through securities. These securities are direct
    obligations of Fannie Mae and Freddie Mac. As of March 31, 2008,
    the fair market value of these securities was $20.2 million.
  * As of March 31, 2008, Sonabank's portfolio included
    $14.9 million of single A tranche trust preferred securities in 9 issues. The underlying collateral is at least 80% bank collateral. The underlying collateral includes no REIT
    collateral. As of March 31, 2008, there were 3 securities
    each with one default or deferral none of which had a negative impact on the performance of the tranches we owned. The average number of participants in these 3 securities is 38. The
    subordination to the single A tranche securities averaged
    16.7% as of March 31, 2008. The fair value of this portfolio was $13.3 million as of March 31, 2008.
  * We own two single A rated trust preferred securities (the
    MMCF II and III) where the AAA tranche has been completely called. Our investment in these securities totals $1.4 million.
    The subordination to the single A tranche for MMCF II was 47.5%
    and it was 33.8% for MMCF III.
  * In addition we owned $8.3 million of the AAA rated tranche of
    ALESCO VII at 91 7/8. The fair value of this security was
    $8.1 million at March 31, 2008.
  * We also owned $2.9 million of the WAMU 2003-AR9 1A4 (a AAA rated collateralized mortgage obligation) at March 31, 2008.
    This security was originated in 2003. At origination it did not include any sub-prime or Alt A paper. The fair market value of this security as of March 31, 2008 was $2.9 million.
  * We also owned $2.9 million of the SARM 2005-22 1A2 (a AAA rated collateralized mortgage obligation) as of March 31, 2008.
    This security was originated in 2005 and it did not include any sub-prime or Alt A paper. At March 31, 2008, the fair market value was $2.9 million.
  * We own 80,000 shares of the Freddie Mac perpetual preferred stock. In December 2007 we recorded an "other than temporary impairment" charge on this security in the amount of $440
    thousand, which resulted in a new cost basis of $1.56 million.
    At quarter end, the fair value was $1.52 million.

Deposits

Total deposits were up to $286.4 million at March 31, 2008 from $265.5 million at December 31, 2007. Noninterest-bearing deposits were up to $22.4 million at March 31, 2008 from $18.1 million at December 31, 2007.

Stockholders' Equity

Total stockholders' equity increased from $69.3 million as of December 31, 2007 to $69.6 million at March 31, 2008 as a result of the retention of earnings.

Leesburg Branches

We opened branches at One East Market Street (in the more than 100 year old Bank of Loudoun building) and a drive through at 10 West Market Street about a block away. This brings Sonabank's total number of branches to eight. The Leesburg branches represent a major commitment for Sonabank in that the rent for the two facilities is significantly higher than in any other facility operated by Sonabank today. However, the Board of Directors of the company which was seeking to open a bank in this facility is now Sonabank's Leesburg/Loudoun County Advisory Board. It is a group of distinguished business people in Leesburg, very well connected to the community and dedicated to having a local bank committed to serving the small and middle market businesses in the Leesburg and the wider Loudoun County market. Last year, Loudoun County had the second highest median family income (to Fairfax County, Virginia) of any county in the U.S.

Chairman of Sonabank, Georgia Derrico commented: "This feels very much like a homecoming for us. Rod and I have had our primary residence just 23 miles from Leesburg for 25 years. Many years ago I was honored to serve as the Chairman of the Board of Trustees of Loudoun Hospital. Our old bank financed the reconstruction of George Marshall's home in Leesburg, Dodana Manor, and was a contributor to its endowment. We feel that we are already a part of this vibrant community and with our historic location hope to be even more so going forward."

Sonabank's other branches are located in Fairfax County (Reston, McLean and Fairfax) and in Charlottesville, Warrenton and Clifton Forge. All of our branches are in Virginia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

                Southern National Bancorp of Virginia, Inc.
                        Charlottesville, Virginia
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                   Condensed Consolidated Balance Sheets
                              (Unaudited)
 ----------------------------------------------------------------------
 (in thousands)
                                              March 31,    December 31,
                                                2008           2007
                                            -----------   -------------
 Assets
 Cash and cash equivalents                  $     9,580   $     1,308
 Investment securities-available
  for sale                                       38,718        40,734
 Investment securities-held to
  maturity                                       37,360        34,267
 Stock in Federal Reserve Bank
  and Federal Home Loan Bank                      4,133         3,908
 Loans receivable, net of
  unearned income                               275,085       261,407
 Allowance for loan losses                       (3,856)       (3,476)
                                            -----------   -----------
    Net loans                                   271,229       257,931
 Intangible assets                               12,399        12,581
 Bank premises and equipment, net                 3,956         3,496
 Bank-owned life insurance                       12,992        12,847
 Other assets                                    10,094        10,211
                                            -----------   -----------
    Total assets                            $   400,461   $   377,283
                                            ===========   ===========

 Liabilities and stockholders'
  equity
 Noninterest-bearing deposits               $    22,375   $    18,097
 Interest-bearing deposits                      264,028       247,371
 Borrowings                                      41,473        40,501
 Other liabilities                                3,022         2,039
                                            -----------   -----------
    Total liabilities                           330,898       308,008
 Stockholders' equity                            69,563        69,275
                                            -----------   -----------
    Total liabilities and
     stockholders' equity                   $   400,461   $   377,283
                                            ===========   ===========

 ----------------------------------------------------------------------
               Condensed Consolidated Statements of Income
                             (Unaudited)
 ----------------------------------------------------------------------
  (in thousands)
                                               For the Quarters Ended
                                                     March 31,
                                                2008          2007
                                            -----------   -----------
 Interest and dividend income               $     6,076   $     4,854
 Interest expense                                 3,193         2,388
                                            -----------   -----------
    Net interest income                           2,883         2,466
 Provision for loan losses                          140           250
                                            -----------   -----------
    Net interest income after
     provision for loan losses                    2,743         2,216
                                            -----------   -----------
 Account maintenance and
  deposit service fees                              116            74
 Income from bank-owned
  life insurance                                    145            24
 Gain on sale of other
  real estate owned                                  25            --
 Other                                               60            43
                                            -----------   -----------
    Noninterest income                              346           141
                                            -----------   -----------
 Employee compensation
  and benefits                                      970           832
 Premises, furniture and
  equipment                                         466           371
 Other expenses                                     976           680
                                            -----------   -----------
    Noninterest expense                           2,412         1,883
                                            -----------   -----------
    Income before income taxes                      677           474
 Income tax expense                                 176            --
                                            -----------   -----------
    Net income                              $       501   $       474
                                            ===========   ===========

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                         Financial Highlights
                              (Unaudited)
 ---------------------------------------------------------------------
 (Dollars in thousands except per share data)

                                              For the Quarters Ended
                                                     March 31,
                                                2008          2007
                                             ----------    ----------

 Per Share Data (1):
 Earnings  per share - Basic                 $     0.07    $     0.07
 Earnings  per share - Diluted               $     0.07    $     0.07
 Book value per share                        $    10.23    $    10.13
 Tangible book value per share               $     8.41    $     7.94
 Weighted average shares outstanding
  - Basic                                     6,798,547     6,798,547
 Weighted average shares outstanding
  - Diluted                                   6,815,266     6,891,570
 Shares outstanding at end of period          6,798,547     6,798,547

 Selected Performance Ratios and Other Data:
 Return on average assets                          0.52%         0.67%
 Return on average equity                          2.90%         2.92%
 Yield on earning assets                           6.90%         7.37%
 Cost of funds                                     4.27%         4.78%
 Cost of funds including non-interest
  bearing deposits                                 4.01%         4.41%
 Net interest margin                               3.28%         3.75%
 Efficiency ratio (excluding gains and
  write-downs on OREO)                            69.04%        72.23%
 Net charge-offs (recoveries) to
  average loans                                   -0.09%         0.05%
 Amortization of intangibles                 $      182    $      182

 --------------------------------------------------------------------
                                                      As of
                                              March 31,   December 31,
                                                2008          2007
                                             ----------    ----------
 Nonaccrual loans                            $      483    $      371
 Other real estate owned                          3,281         3,648
                                             ----------    ----------
 Total nonperforming assets                  $    3,764    $    4,019
 Allowance for loan losses to total loans          1.40%         1.33%
 Nonperforming assets to allowance for
  loan losses                                     97.61%       115.62%
 Nonperforming assets to total assets              0.94%         1.07%
 Stockholders' equity to total assets             17.37%        18.36%
 Tangible stockholders' equity to total
  tangible assets                                 14.73%        15.55%
 Intangible assets:
    Goodwill                                 $    8,713    $    8,713
    Core deposit intangible                       3,686         3,868
                                             ----------    ----------
       Total                                 $   12,399    $   12,581

 (1) Reflects 10% stock dividend declared April 19, 2007.

CONTACT:  Southern National Bancorp
          Mr. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          www.sonabank.com